Exhibit 99.1

Sanchez Energy Appoints Eduardo Sanchez as President of Sanchez Energy Corporation

HOUSTON—(Marketwired)—October 2, 2015—Sanchez Energy Corporation (NYSE:SN) (“Sanchez Energy” or the “Company”) today announced it has appointed Eduardo Sanchez as President of Sanchez Energy effective October 1, 2015.  Eduardo Sanchez will provide operations oversight and will direct the execution of the Company’s business plans.  Eduardo Sanchez has over 15 years of experience in the exploration and production industry and has served as President and Chief Executive Officer of Sanchez Resources, LLC, a privately held oil and gas exploration company since 2010. Prior to his work at Sanchez Resources, LLC, he worked at Commonwealth Associates, Inc. focusing on private equity and debt placements in small and mid-cap businesses including those in the energy sector. Mr. Sanchez serves on the board of Cristo Rey Jesuit and the Good Samaritan Foundation among other charitable causes in the Houston area. Mr. Sanchez received his Bachelor of Science in Business Administration degree from Babson College and his MBA from Columbia Business School.

About Sanchez Energy Corporation

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional resources in the onshore U.S. Gulf Coast with a current focus on the Eagle Ford Shale in South Texas, where the Company has assembled approximately 223,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website (www.sanchezenergycorp.com).

Company contacts:

G. Gleeson Van Riet

Chief Financial Officer

Sanchez Energy Corporation

713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000